Exhibit 99.1

ADC Therapeutics Provides Business Updates

ZYNLONTA®1 4Q 2023 net sales expected to be ~$16.5 million, a double-digit percentage increase as compared to 3Q 2023

LOTIS-7: Study of ZYNLONTA in combination with bispecifics cleared first dosing cohort   with no DLT and with early signs of efficacy

ADCT-601 (targeting AXL): Reached MTD and currently in dose optimization; Early signs of antitumor activity in both monotherapy and in combination

Multiple data catalysts expected in 2024 and with a cash runway now expected into 4Q 2025

Lausanne, Switzerland, January 4, 2024 – ADC Therapeutics SA (NYSE: ADCT) today provided business updates.

“During 2023, we took a number of decisive actions to help position the Company for success in 2024 and beyond. We prioritized our pipeline, strengthened our organization and implemented a disciplined capital allocation model to generate cost efficiencies,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “We believe we are starting to see signs of the commercial turnaround. We are also encouraged to see positive initial signals in the LOTIS-7 trial of ZYNLONTA in combination with bispecifics as well as early signs of antitumor activity in the Phase 1b trial of ADCT-601. We now expect our cash runway to extend into the fourth quarter of 2025 and believe we are on a path to unlock the substantial value in the Company.”

Recent Highlights and Developments

ZYNLONTA® (loncastuximab tesirine-lpyl)

•	ZYNLONTA net sales for the fourth quarter of 2023 are expected to be approximately $16.5 million.

•	The Phase 1 LOTIS-7 trial of ZYNLONTA in combination with bispecifics glofitamab or mosunetuzumab for the treatment of patients with diffuse large B-cell lymphoma (DLBCL), follicular lymphoma (FL) and marginal zone lymphoma (MZL) is actively enrolling patients. The dose-limiting toxicity (DLT) period has been cleared for the first dosing level of ZYNLONTA 90 µg/kg in both arms, and there have been no discontinuations due to adverse events (AEs). To date, each of the first five patients eligible for assessment in this dosing level has shown a response (partial response or complete response) at first scan.

•	An oral presentation at the American Society of Hematology (ASH) 2023 Annual Meeting from the University of Miami investigator-initiated trial exploring ZYNLONTA in combination with rituximab in high-risk relapsed or refractory FL indicated a best overall response rate of 96.3% and a complete response rate of 85.2% . After a median follow-up of 9.7 months, the median

(1)	loncastuximab tesirine-lpyl; DLT: Dose-Limiting Toxicity; MTD: Maximum-Tolerated Dose

progression-free survival (PFS) was not reached, and the 12-month PFS was 92.3%  . The majority of AEs were grade 1. Grade 3 AEs included neutropenia (n=2; 6.2%), and one case each (3.1%) of hyperglycemia, increased ALT, fatigue, dyspnea and skin infection. Neutropenia was the only grade 4 AE (n=1; 3.1%).

Pipeline

•	ADCT-601 (targeting AXL): In the Phase 1b trial, the maximum-tolerated dose has been reached, and the study is currently in dose optimization. There have been early signs of antitumor activity in both monotherapy and in combination. The dose-optimization/ expansion phase is comprised of a monotherapy arm including patients with sarcoma, pancreatic cancer and AXL-expressing non-small cell lung cancer (NSCLC) and a combination arm with gemcitabine in patients with sarcoma and pancreatic cancer.

•	ADCT-901 (targeting KAAG1): The Company has decided to discontinue this program due to limited signs of efficacy in the dose escalation phase and to reallocate capital to prioritized programs.

•	ADCT-602 (targeting CD22): Dose escalation and expansion in the Phase 1 trial in collaboration with MD Anderson Cancer Center for patients with relapsed or refractory acute lymphoblastic leukemia is progressing, and additional clinical trial sites are being added to accelerate enrollment.

•	Early-stage pipeline: The Company is advancing a portfolio of investigational ADCs including those targeting Claudin-6, NaPi2b and PSMA. These candidates utilize exatecan with a novel hydrophilic linker as a highly potent and differentiated payload.

Balance Sheet

The Company ended the fourth quarter of 2023 with cash and cash equivalents of ~$278.5 million.

Guidance

The Company expects the following based on its current business plan:

•	Decrease in total operating expenses expected in full year 2023 and 2024 as compared to 2022

•	Cash runway expected into 4Q 2025[1] (previously: mid-2025)

Expected Milestones in 2024

ZYNLONTA

•	Achieve commercial brand profitability in 2024

•	LOTIS-5: Complete enrollment in 2024

•	LOTIS-7: Additional safety and efficacy data from the dose-escalation and dose-expansion portions of the Phase 1 study in 2024

(1)	Cash runway assumes receipt of anticipated regulatory milestone payments under the Company’s collaboration agreements and use of the amount it is required to maintain under its loan agreement

Pipeline

ADCT-601 (targeting AXL)

•	Additional data updates from the Phase 1 study in patients with sarcoma, pancreatic cancer and NSCLC in 2024

ADCT-602 (targeting CD22)

•	Additional data from Phase 1 study in 2024

Please refer to the Company’s Form 8-K and accompanying presentation filed with the Securities and Exchange Commission today for additional information.

About ZYNLONTA® (loncastuximab tesirine-lpyl)

ZYNLONTA® is a CD19-directed antibody drug conjugate (ADC). Once bound to a CD19-expressing cell, ZYNLONTA is internalized by the cell, where enzymes release a pyrrolobenzodiazepine (PBD) payload. The potent payload binds to DNA minor groove with little distortion, remaining less visible to DNA repair mechanisms. This ultimately results in cell cycle arrest and tumor cell death.

The U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) have approved ZYNLONTA (loncastuximab tesirine-lpyl) for the treatment of adult patients with relapsed or refractory (r/r) large B-cell lymphoma after two or more lines of systemic therapy, including diffuse large B-cell lymphoma (DLBCL) not otherwise specified (NOS), DLBCL arising from low-grade lymphoma and also high-grade B-cell lymphoma. The trial included a broad spectrum of heavily pre-treated patients (median three prior lines of therapy) with difficult-to-treat disease, including patients who did not respond to first-line therapy, patients refractory to all prior lines of therapy, patients with double/triple hit genetics and patients who had stem cell transplant and CAR-T therapy prior to their treatment with ZYNLONTA. This indication is approved by the FDA under accelerated approval and in the European Union under conditional approval based on overall response rate and continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. Please see full prescribing information including important safety information about ZYNLONTA at www.ZYNLONTA.com.

ZYNLONTA is also being evaluated as a therapeutic option in combination studies in other B-cell malignancies and earlier lines of therapy.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs). The Company is advancing its proprietary ADC technology to transform the treatment paradigm for patients with hematologic malignancies and solid tumors.

ADC Therapeutics’ CD19-directed ADC ZYNLONTA (loncastuximab tesirine-lpyl) received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy. In addition to ZYNLONTA, ADC Therapeutics has multiple ADCs in ongoing clinical and preclinical development.

ADC Therapeutics is based in Lausanne (Biopôle), Switzerland and has operations in London, the San Francisco Bay Area and New Jersey. For more information, please visit https://adctherapeutics.com/ and follow the Company on LinkedIn.

ZYNLONTA® is a registered trademark of ADC Therapeutics SA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as “may”, “assumes”, “will”, “should”, “would”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “future”, “continue”, or “appear” or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the actual Zynlonta revenue for 4Q 2023, the success of the Company’s updated corporate strategy including operating efficiencies, capital deployment and portfolio prioritization; the Company’s ability to achieve the decrease in total operating expenses for 2023 and 2024, the expected cash runway into 4Q 2025, the effectiveness of the new commercial go-to-market strategy, competition from new technologies, and the Company’s ability to grow ZYNLONTA® revenue in the United States; Swedish Orphan Biovitrum AB (Sobi®) ability to successfully commercialize ZYNLONTA® in the European Economic Area and market acceptance, adequate reimbursement coverage, and future revenue from the same; approval by the NMPA of the BLA for ZYNLONTA® in China submitted by Overland ADCT BioPharma and future revenue from the same, our strategic partners’, including Mitsubishi Tanabe Pharma Corporation, ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions, and the timing and amount of future revenue and payments to us from such partnerships; the impact, if any, from data reported by the University of Miami for their IIT in FL; the timing and results of the Company’s or its partners’ clinical trials including LOTIS 5 and 7, ADCT 601 and 602 as well as the Company’s early-stage pipeline research projects, actions by the FDA or foreign regulatory authorities with respect to the Company’s products or product candidates; projected revenue and expenses; the Company’s indebtedness, including Healthcare Royalty Management and Oaktree and Blue Owl facilities, and the restrictions imposed on the Company’s activities by such indebtedness, the ability to repay such indebtedness and the significant cash required to service such indebtedness; and the Company’s ability to obtain financial and other resources for its research, development, clinical, and commercial activities. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company's Annual Report on Form 20-F and in the Company's other periodic reports and filings with the Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. The Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

CONTACTS:

Investors

Eugenia Litz

ADC Therapeutics

Eugenia.Litz@adctherapeutics.com

+44 7879 627205

+1 908-723-2350

Media

Nicole Riley

ADC Therapeutics

Nicole.Riley@adctherapeutics.com

+1 862-926-9040